EXHIBIT 99.1

Innotrac Corporation Announces 2010 Third Quarter Results

ATLANTA, GA (November 15, 2010) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the third quarter and nine months ended September 30, 2010.  The Company reported revenues of $18.6 million for the quarter versus $22.3 million reported in the comparable period in 2009.  For the nine months ended September 30, 2010, the Company reported revenues of $56.4 million versus $78.6 million in the comparable period in 2009.  The decrease in revenue for both the three and nine months ended September 30, 2010 was primarily due to the reduction in reported revenue resulting from one of our larger retail and eCommerce clients closing their operations in 2009, the merger of one of our telecommunications clients resulting in the merged company utilizing in-house services, for a portion of their fulfillment, starting in third quarter of 2009 and overall softness in our Direct Marketing vertical during 2010.

The Company reported a net loss of $821,000, or ($0.06) per share, fully diluted, for the three months ended September 30, 2010, versus net loss of $78,000 or ($0.01) per share in the comparable period of 2009.  For the nine months ended September 30, 2010, the Company reported a net loss of $2.9 million, or ($0.23) per share, fully diluted, versus net income of $3.7 million or $0.29 per share in the comparable period of 2009.

“We have been diligent in controlling our operating expenses while preserving our installed capacity which has helped to provide moderate improvement in our net loss this quarter when compared to the second quarter of this year.  We ended the quarter with no outstanding debt on our line of credit,” said George Hare, CFO.

“We have been very focused on our sales and marketing initiatives.  As a result we have seen strong activity and have been able to convert several new clients that we will begin to service during 2011,” said Scott Dorfman, CEO.

Innotrac
Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a technology-based integrated fulfillment and Customer Care solutions provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and one call center spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2009 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com
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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Service revenue	$15,849	$19,402	$47,216	$68,109
Freight revenue	2,721	2,856	9,162	10,515
Total revenue	18,570	22,258	56,378	78,624

Cost of service revenues	7,040	8,625	21,213	29,612
Freight expense	2,657	2,856	9,017	10,401
Selling, general and
administrative expenses	8,761	9,564	26,308	31,142
Depreciation and amortization	882	1,082	2,614	3,398
Total operating expenses	19,340	22,127	59,152	74,553
Operating (loss) income	(770)	131	(2,774)	4,071
Interest expense	51	42	131	207
Total other expense	51	42	131	207
(Loss) income before income taxes	(821)	89	(2,905)	3,864
Income tax	-	167	-	167
Net (loss) income	$(821)	$(78)	$(2,905)	$3,697

(Loss) income per share:
Basic	$(0.06)	$(0.01)	$(0.23)	$0.29
Diluted	$(0.06)	$(0.01)	$(0.23)	$0.29

Weighted average shares
outstanding:
Basic	12,861	12,601	12,777	12,601
Diluted	12,861	12,601	12,777	12,601

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	September 30, 2010	December 31, 2009
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash	$551	$1,118
Accounts receivable (net of allowance for doubtful accounts of $238 at September 30, 2010 and $172 at December 31, 2009)	11,584	14,521
Inventory	3,663	3,093
Prepaid expenses and other	1,271	1,693
Total current assets	17,069	20,425

Property and equipment, net	11,896	13,717
Other assets, net	1,090	1,061
Total assets	$30,055	$35,203

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,194	$5,309
Line of credit	-	-
Accrued expenses and other	3,269	4,524
Total current liabilities	7,463	9,833

Noncurrent Liabilities:
Other non-current liabilities	1,542	1,491
Total noncurrent liabilities	1,542	1,491

Total shareholders' equity	21,050	23,879
Total liabilities and shareholders' equity	$30,055	$35,203

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	(Unaudited)
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,905)	$3,697
Adjustments to net (loss) income:
Depreciation and amortization	2,614	3,398
Provision for bad debts	87	41
Loss on disposal of fixed assets	9	9
Stock compensation expense-stock options	(2)	10
Stock compensation expense-restricted stock	78	56
Deferred income taxes	-	167
Decrease in other long-term assets	46	23
Increase in other long-term liabilities	196	23
Changes in working capital:
Accounts receivable, gross	2,850	10,714
Inventory	(570)	(690)
Prepaid assets and other	451	69
Accounts payable, accrued expenses and other	(2,356)	(6,585)
Net cash provided by operating activities	498	10,932

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(815)	(845)
Net change in noncurrent assets and liabilities	(9)	(34)
Cash used in investing activities	(824)	(879)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) under line of credit	-	(10,055)
Capital lease (payments) funding	(179)	62
Loan fees paid	(62)	(151)
Cash (used in) financing activities	(241)	(10,144)

Net (decrease) in cash	(567)	(91)
Cash, beginning of period	1,118	1,056
Cash, end of period	$551	$965